1 Nasdaq: LUXH Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number: 333 - 274308 September 2023

DISCLAIMER

Luxurban Hotels, Inc. ((he "Company") has filed a shelf registration statement on Form S-3 (Registration No.: 333-274308) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") that was declared effective on September 13, 2023. The offering to which this presentation relates will be made pursuant to a prospectus including a prospectus supplement included in the Registration Statement. Before you invest, you should read the Registration Statement and the related prospectus and prospectus supplement and the other documents that we have filed with the SEC for more complete information about us and the offering You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov.

Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus if you contact Alexander Capital, L.P., 10 Drs James Parker Blvd, Suite 202, Red Bank, New Jersey 07701 or telephone: 212-687-5650.

This free writing prospectus relates to the proposed public offering of shares of Series A Cumulative Redeemable Perpetual Preferred Stock, of the Company. This free writing prospectus should be read together with the preliminary prospectus supplement dated September 29, 2023 and the related base prospectus dated September 13, 2023 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1893311/000182912623006384/luxurbanhotels_424b5.htm

This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction Any offering of securities can only be made in compliance with applicable securities laws You should read carefully the factors described in the "Risk Factors" section of the prospectus and prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward looking statements.

This presentation is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, transmission, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction No communication or information relating to the proposed offering described herein may be distributed to the public in any jurisdiction in which registration or approval would be required prior to such distribution.

Forward-Looking Statements

This presentation contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Statements that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the proposed offering of the Series A Preferred Stock, the expected use of net proceeds of the offering, the Company's expectations concerning market conditions for an offering of the Preferred Stock and the ability to successfully consummate the offering. Forward-looking statements may also include, for example, statements with respect to financial and operational guidance, the success of the Company's collaboration with Wyndham Hotels & Resorts, scheduled property openings, expected closing of noted lease transactions, the Company's ability to continue closing on additional leases for properties in the Company's pipeline, as well the Company's anticipated ability to commercialize efficiently and profitably the properties it leases and will lease in the future. The forward-looking statements contained in this presentation are based on current expectations and belief concerning future developments and their potential effect on the Company. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements are subject to a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results of performance to be materially different from those expressed or implied by these forward-looking statements, including those set forth under the caption "Risk Factors" in our public filings with the SEC, including in Item 1A of our 10-K for the year ended December 31, 2022 and in Item 1A of our Form 10-Q for the three months ended June 30, 2023. The forward-looking information and forward-looking statements contained in this presentation are made as of the date of this presentation, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws.

Third Party Information

This presentation includes information and statistics regarding market participants in the sectors in which LuxUrban Hotels Inc. competes and other industry data which was obtained from third-party sources, including reports by market research firms and company filings. None of the information provided by the third-party sources has been independently verified. In some cases, this presentation may not expressly refer to the sources from which this information is derived. Estimates and assumptions are derived from industry and general publications and research, surveys and studies conducted by third parties and LuxUrban Hotel Inc.'s management's knowledge of its industry and assumptions based on such information and knowledge, which, they believe to be reasonable. In addition, assumptions of LuxUrban Hotels Inc. and its industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. All brand and trade names, logos or trademarks contained, or referred to, in this presentation, are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, the offering of any of our securities by our franchisor. All references in this presentation to "Wyndham" or "WH" means Wyndham Hotels & Resorts, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Wyndham is not responsible for the content of this presentation, whether relating to hotel information, operating information, financial information, its relationship with us or otherwise. Wyndham is not involved in any way, whether as an "issuer" or "underwriter" or otherwise, in the offering by us of the Series A Preferred Stock. Wyndham has not expressed any approval or disapproval regarding the offering of Series A Preferred Stock, and the grant by any of them of any franchise or other rights to us shall not be construed as any expression of approval or disapproval. Wyndham has not assumed, and it shall not have, any liability in connection with the offering of Series A Preferred.

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3 LuxUrban Hotels Inc . Issuer Nasdaq Capital Market Proposed Exchange LUXHP Proposed Ticker Public Offering Offering Type Series A Cumulative Redeemable Perpetual Preferred Stock Security 400 , 000 Expected Shares Offered $ 10 , 000 , 000 Expected Offering Amount $ 25 . 00 /share Offering Price Fixed . Upon a Delisting Event, the dividend rate will increase by 6% . Dividend Rate Monthly in arrears Dividend Payment Series A Preferred Stock is perpetual and has no maturity date Maturity At any time or from time to time on or before October [ ], 2026, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at a redemption price equal to $26.00 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption, upon written notice. At any time or from time to time on or after October , 2026, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at a redemption price equal to $25.50 per share of the Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption, upon written notice. Upon a Delisting Event or Change of Control, the redemption price will be 100% of the liquidation preference. Optional Redemption The Series A Preferred is not convertible to the common stock of the Company Conversion into Common A minimum of 18 months of dividends will be deposited into a segregated account at the time of issuance of the Company’s Series A Preferred Stock Segregated Account Alexander Capital, L.P. Underwriter Week of October 9 th Anticipated Pricing TRANSACTION SUMMARY

4 Capitalizing on a historic opportunity to lease dislocated and underutilized hotels in destination cities at favorable economics Rent out rooms in leased properties to vacation and business travelers Asset light business model: - 25+ year operating leases - Minimal capital requirements - Outsized ROE opportunity Expected significant growth in net rental revenue and EBITDA, debt elimination, and enhanced cash flows Well - positioned to benefit from recovering hospitality market Partnership with Wyndham Hotels & Resorts (NYSE: WH) expected to accelerate growth beginning in Q4 2023 WH to fund ~50% or more of LUXH acquisition costs WH sales/distribution/technology platform will help drive RevPAR, expand margins, and improve customer experience WHO WE ARE

5 FINANCIAL OVERVIEW ($ in MMs) SERVICE Net Rental Revenue Q3 2022 Q4 2022 Q1 2023 Q2 2023 $31.9 $22.8 $12.9 $11.6 Second Quarter Ended June 30, 2023 December 31, 2022 June 30, 2023 Balance Sheet Summary $ 1.1 $ 3.8 Cash & Cash Equivalents $ 11.5 $ 18.5 Current Assets $ 108.0 $ 217.6 Total Assets $ 14.0 $ 4.6 Total Debt* $ 12.9 $ 0.8 Net Debt** $ (3.3) $ 13.5 Stockholders’ Equity (Deficit) Net Rental Revenue improved to $31.9 M from $10.2 M in Q2 2022 Gross profit rose to $10.2 M from $2.9 M in Q2 2022 Income from operations increased to $4.8 M from $2.0 M in Q2 2022 Net loss $(26.8) M included $28.5 M of one - time, non - cash charges YTD RevPAR improved to $291 from $138 in Q2 2022 Eliminated $87.5 M in future Revenue Share payments Eliminated entirety of $9.8 M of Senior Secured D ebt * Total Debt is comprised of short - term business financing, current loans payable and non - current loans payable ** Net Debt is comprised of Total Debt minus Cash & Cash Equivalents

6 ASSET LIGHT GROWTH STRATEGY SERVICE Streamline operations Lease hotel using refundable security deposit or L etter of Credit Maximize occupancy rates and increase cash flow Identify low - cost, long - term (target 25 - 35 years) Triple Net Lease opportunities at dislocated hotel properties Adhere to strict deal terms and operating controls Apply proprietary alogorithms to determine profit and cash flow potential Build geographic density, target new cities Leverage financial, brand and operating advantages of Wyndham relationship to increase RevPAR, drive margin expansion, and g enerate increased cash flow Wyndham “key money” providing LuxUrban with growth and working capital Astor Hotel Miami Beach, FL

7 PROPERTY OVERVIEW SERVICE New Orleans Washington, DC Los Angeles Miami Beach New York 1 1 1 5 4 June 30, 2023 1 2 properties operational 1,086 units available for rent August 2023 17 properties under lease* 1,625 units* New Orleans Washington, DC Los Angeles Miami Beach New York 1 1 2 5 8 627 Units 252 Units 68 Units 79 Units 60 Units 987 Units 252 Units 247 Units 79 Units 60 Units * including those under lease but not yet available for rent Identify low - cost, long - term lease opportunities at dislocated hotel properties Adhere to strict, disciplined acquisition criteria Apply proprietary algorithms to determine profit and cash flow potential Build geographic density, target new cities 571 680 1,034 August 2023 1,086 1,625* Q3 2022 Q4 2022 Q1 2023 Q2 2023

8 UNIT ECONOMICS RevPAR defined as: revenue per available unit (net revenue / avg. units available during the period) 2018 2019 2020 2021 2022 6/30 2023 2018 2019 2020 2021 2022 1H 2023 RevPAR ($) Occupancy (%) 86% 84% 61% 72% 77% 80% $160 $103 $157 $122 $247 $291 $150 - $160/night RevPAR property level break - even rate We Believe We Have One of the Lowest Per - Night Property Level Breakeven Costs in the Markets We Serve Townhouse Hotel Miami Beach, FL Consistent growth in Revenue per Available Room reflects appeal of portfolio, effectiveness of pricing strategies, and validity of business model LuxUrban’s Asset Light strategy and data - driven operating profile allows the Company to be nimble in response to temporary changes in market conditions

WYNDHAM COLLABORATION OVERVIEW

17 LuxUrban Hotels to join Trademark Collection by Wyndham by Q4 2023, 60% of which should be onboarded by the end of Q3 2023

Opportunity to introduce additional properties into the brand throughout the course of the relationship

Term of 15-20 years, with LuxUrban maintaining operational control

Wyndham to provide financial, sales, and operational support including growth and working capital







TM
TRADEMARK
COLLECTION BY WYNDHAM







95+	~9,100	852,000	24
Countries	Hotels	Rooms	Global Brands

WYNDHAM COLLABORATION BENEFITS

Wyndham provides ~50% or more of all acquisition capital
If LUXH deploys $100M of MLA security deposits made by LUXH then
Wyndham reimburses $50M+ of capital to LUXH for additional growth and working capital

Property Improvement Plan (PIP) capital is capped at 50% of Wyndham reimbursement, with LUXH eligible to retain the unused portion

PIP investments expected to drive RevPAR, elevate customer experience, and preserve/enhance asset value for LUXH and property owner

Access to 100M+ member Wyndham Rewards Program, which accounts for one out of every two U.S. bookings

Onboarding to Wyndham's booking channels is expected to reduce OTA costs by up to 33% from prior costs incurred by LUXH

Secondary benefits related to staffing and operations are also expected to materialize beginning in 2024



Financing
Committed, non-dilutive capital to help fund continued growth
TM TRADEMARK COLLECTION BY WYNDHAM
RevPAR
Wyndham brand power, sales/distribution platform, and customer reach are expected to drive revenue at each acquired property
Margin
Capitalize on Wyndham's world-class operating infrastructure to realize significant primary and secondary cost savings

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WYNDHAM COLLABORATION OVERVIEW

TM
TRADEMARK
COLLECTION BY WYNDHAM

Individuality, backed by the world's largest hotel company[1]

102% RevPAR index outperforms its upper-midscale competition[2]

62% of total U.S. central reservations contribution with 35% of total stays contributed by WR members

96% of hotels with 3.5+ on TripAdvisor gives guests confidence to book[3]

50% franchised growth since 2019[4]

Win-win solution for owners of distressed properties via collaboration with LuxUrban

[1]Based on number of hotels. [2]Numbers presented are based on averages for Qualified Franchisees in the U.S. during 2021 as available in the Supplemental Financial Performance Representation dated April 15, 2022 . 9 (40.9%) of the Qualified Franchisees whose data was disclosed met or exceeded the RPI presented. Your results may differ. [3]TripAdvisor data through 12/31/2021. [4]As of 12/31/2021.


Zermatt Utah Resort & Spa
Midway, UT

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12 Avg. acquisition cost / unit $13,554 2023 YTD RevPar $291 YTD EBITDA Margin 25% Payback period* 6 months Six - month payback period on acquisition capital deployed. * Payback period: $13,554 avg. acquisition cost / ($291 RevPar * 365 days * 25% EBITDA margin) / 12 months PROPERTY ACQUISITION BY THE NUMBERS

13 ($ in thousands) Capital Invested 7,500$ 10,000$ 12,500$ 3,750$ 5,000$ 6,250$ 1,875$ 2,500$ 3,125$ 938$ 1,250$ 1,563$ 469$ 625$ 781$ 234$ 313$ 391$ 117$ 156$ 195$ 59$ 78$ 98$ 29$ 39$ 49$ 15$ 20$ 24$ 7$ 10$ 12$ Total 14,993$ 19,990$ 24,988$ Illustrative Wyndham Math The O Hotel Los Angeles, CA This analysis excludes EBITDA from investments, i.e., initial $10 M invested would provide $48 M of EBITDA over the period outlined below (assuming 10 quarters)* Wyndham key money recycled into new deals creates a perpetual ongoing cycle of new capital coming into the business for working capital and growth. * $10 M invested / $13,554 per unit = 738 units @ $291 YTD RevPar x 25% YTD EBITDA margin x 10 quarters presented (assuming a ”recycle” a quarter) = ~$48 M Key money recycles DOUBLES our investment into new units, EXCLUDING RECYCLED EBITDA WYNDHAM “KEY MONEY” MATH

14 KEY INVESTMENT CONSIDERATIONS The Bogart Hotel Brooklyn, NY Successful l y capitalizing on a “once - in - a - generation” acquisition of distressed hotel properties in destination markets Asset light approach + disciplined acquisition criteria + focus on turnkey properties driving significant growth in net rental revenue and EBITDA Proven, scalable business model Relationship with Wyndham provides non - dilutive capital, elevated industry profile, and scale - derived efficiencies and cost savings Debt elimination strengthens the balance sheet and positions the Company for meaningful, sustainable free cash flow generation Strengthening industry tailwinds as post - COVID recovery in business and leisure travel takes hold

MANAGEMENT BIOS

BRIAN FERDINAND CO-FOUNDER, CHIEF EXECUTIVE OFFICER, AND CHAIRMAN OF THE BOARD OF DIRECTORS

- Founded the company in 2017, served as Chairman and Chief Executive since that time
- More than 22 years of business and industry experience, including serving as Chief Operating Officer and a partner at VacationRentals LLC, a provider of loyalty-branded, hotel-alternative accommodations from 2015 to 2017.

SHANOOP KOTHARI, PRESIDENT AND CHIEF FINANCIAL OFFICER

- Chief Financial Officer (January 2022) / President (January 2023)
- Chief Financial Officer / Chief Operating Officer of NuZee Inc (Nasdaq: NUZE)
- Managing Director at B. Riley FBR, Inc.
- Chief Financial Officer of a private oil and gas refinery joint venture with HollyFrontier
- Investment banker at Credit Suisse
- Chief Financial Officer for BindView Development, a publicly traded software company
- Senior auditor at Price Waterhouse

JIMMIE CHATMON, CHIEF OPERATING OFFICER AND DIRECTOR

- Chief Operating Officer (November 2022)
- Executive Vice President (November 2017), director (November 2021)
- Sales and revenue management at Vacation Rentals LLC
- B.S. in Business Administration from the University of Miami in 2015


The Washington Hotel
New York, NY

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16 THANK YOU Alexander Capital, L.P. Christopher Carlin Head of Capital Markets ccarlin@alexandercapitallp.com (646) 787 - 8890